Exhibit 5.2

[Letterhead of]

Alliant Energy Corporation

Alliant Energy Corporation

4902 North Biltmore Lane

Madison, WI 53718

December 16, 2011

Alliant Energy Corporation

Registration Statement on Form S-3

Ladies and Gentlemen:

I am Senior Attorney for Alliant Energy Corporation, a Wisconsin corporation (the “Company”), and have acted as counsel for the Company in connection with the filing of the Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration under the Securities Act and the proposed issuance and sale from time to time pursuant to Rule 415 under the Securities Act of: (i) shares of common stock of the Company, $.01 par value per share (the “Common Stock”), and related Common Share Purchase Rights (the “Rights”); (ii) debt securities of the Company, which may be convertible into Common Stock (the “Debt Securities”); (iii) warrants for the purchase of Debt Securities, Common Stock or other securities (the “Warrants”); (iv) stock purchase contracts as described in the Registration Statement (the “Stock Purchase Contracts”); and (iv) stock purchase units as described in the Registration Statement (the “Stock Purchase Units”). The Common Stock and the attached Rights, the Debt Securities, the Warrants, the Stock Purchase Contracts and the Stock Purchase Units are referred to herein collectively as the “Offered Securities”.

Unless otherwise provided in any prospectus supplement forming a part of the Registration Statement relating to a particular series of the Debt Securities, the Debt Securities will be issued under an Indenture (the “Indenture”) dated September 30, 2009, between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”), filed as an exhibit to the Registration Statement.

I or attorneys at my direction have examined such documents, corporate records and other instruments as I have deemed necessary or appropriate for the purposes of this opinion, including: (i) the Registration Statement, including the prospectus and the exhibits (including those incorporated by reference), each constituting a part of the Registration Statement; (ii) the Restated Articles of Incorporation of the Company; (iii) the Restated Bylaws of the Company; (iv) the Amended and Restated Rights Agreement,

dated as of December 11, 2008, between the Company and Wells Fargo Bank, N.A. (the “Rights Agreement”); (v) the resolutions of the Board of Directors of the Company (the “Board”) dated October 6, 2011; and (vi) the Indenture.

I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to me as originals and the conformity to authentic original documents of all documents submitted to me as copies.

Based upon and subject to the foregoing, and assuming that (i) the Registration Statement and any supplements and amendments thereto (including post-effective amendments) will have become effective and will comply with all applicable laws; (ii) the Registration Statement will be effective and will comply with all applicable laws at the time the Offered Securities are offered or issued as contemplated by the Registration Statement; (iii) a prospectus supplement will have been prepared and filed with the Commission describing the Offered Securities offered thereby and will comply with all applicable laws; (iv) all Offered Securities will be issued and sold in compliance with all applicable Federal and state securities laws and in the manner stated in the Registration Statement and the appropriate prospectus supplement; (v) none of the terms of any Offered Security to be established subsequent to the date hereof, nor the issuance and delivery of such Offered Security, nor the compliance by the Company with the terms of such Offered Security will violate any applicable law or will result in a violation of any provision of any instrument or agreement then binding upon the Company or any restriction imposed by any court or governmental body having jurisdiction over the Company; (vi) a definitive purchase, underwriting or similar agreement and any other necessary agreement with respect to any Offered Securities offered or issued will have been duly authorized and validly executed and delivered by the Company and the other parties thereto; and (vii) any Offered Securities issuable upon conversion, exchange, or exercise of any Offered Security being offered or issued will be duly authorized, created, and, if appropriate, reserved for issuance upon such conversion, exchange, or exercise, I am of opinion as follows:

1. With respect to shares of the Common Stock, when both (A) the Board has taken all necessary corporate action to approve the issuance of and the terms of the offering of (i) if applicable, the Offered Securities convertible or exchangeable into the shares of the Common Stock and (ii) the shares of the Common Stock and related matters and (B) certificates representing shares of the Common Stock have been duly executed, countersigned, registered and delivered either (i) in accordance with the applicable definitive purchase, underwriting or similar agreement approved by the Board upon payment of the consideration therefor (which consideration is not less than the par value of the Common Stock) provided for therein or (ii) upon conversion or exercise of any other Offered Security, in accordance with the terms of such Offered Security or the instrument governing such Offered Security providing for such conversion or exercise as approved by the Board, for the consideration approved by the Board (which consideration is not less than the par value of the Common Stock), then such shares of the Common Stock will be validly issued, fully paid and nonassessable.

2. With respect to the Rights, when the shares of Common Stock are issued in accordance with terms of the Registration Statement, the Rights will be validly issued.

3. The Indenture has been duly authorized, executed and delivered by the Company.

My opinion in paragraph 2: (i) does not address the determination a court of competent jurisdiction may make regarding whether the Board would be required to redeem or terminate, or take other action with respect to, the Rights at some future time based on the facts and circumstances existing at that time; (ii) assumes that the members of the Board have acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the Rights Agreement; and (iii) addresses the Rights and the Rights Agreement in their entirety, and it is not settled whether the invalidity of any particular provision of a Rights Agreement or of Rights issued thereunder would result in invalidating such Rights in their entirety.

I am admitted to practice in the State of Wisconsin and express no opinion as to matters governed by any laws other than the laws of the State of Wisconsin and the Federal laws of the United States of America.

I am aware that I am referred to under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement. I hereby consent to such use of my name therein and the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not hereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Jake C. Blavat

Jake C. Blavat Senior Attorney

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